Exhibit 35.3

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement (the “Agreement”), dated as of December 1, 2011, between CCRE Commercial Mortgage Securities, L.P., as Depositor, KeyBank National Association, as successor Master Servicer, LNR Partners, LLC, as Special Servicer, TriMont Real Estate Advisors, Inc., as Operating Advisor, Citibank, N.A., as Certificate Administrator and U.S. Bank National Association as successor Trustee to Citibank, N.A., the following:

1.     A review of the Company’s activities as Certificate Administrator and Custodian during the reporting period beginning January 1, 2018 and ending December 31, 2018 (the “Reporting Period”), and of its performance under the Agreement has been made under my supervision.

2.    To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 20, 2019

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director